UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2008

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Federally Chartered Corporation	000-51404	35-6001443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Woodfield Crossing Blvd.

Indianapolis IN 46240

(Address of Principal Executive Offices, including Zip Code)

(317) 465-0200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Federal Home Loan Bank of Indianapolis (the “Bank”) announces the hiring of Gregory L. Teare (age 54) as the Bank’s Senior Vice President—Chief Banking Officer, effective September 15, 2008. Mr. Teare will be responsible for the operational, compliance, sales and marketing aspects of the Bank’s primary member-oriented business lines, including credit services, the Mortgage Purchase Program, and Affordable Housing/Community Investment.

Mr. Teare has over thirty years’ experience in the financial services industry. He served as Risk Management Senior Manager for PricewaterhouseCoopers in Seattle, Washington, from 2006 to 2008 and as Vice President and Director of Mortgage Purchase at the Federal Home Loan Bank of Seattle from 2000 to 2005. Mr. Teare shall be paid an annual base salary of $215,020, prorated for 2008, which amount may be changed from time to time by the Bank’s President—Chief Executive Officer. Mr. Teare shall also be paid a relocation bonus of approximately $75,000, and shall be reimbursed for certain relocation expenses. Mr. Teare is also entitled to participate in all vacation, incentive, savings and retirement plans available to senior executives of the Bank, as well as all standard health and welfare benefit plans offered to all employees. Mr. Teare will be eligible, under the Bank’s 2008 Executive Incentive Compensation Plan, to receive a short-term incentive payment for 2008 of a threshold amount of 20% of his prorated annual base salary, up to a maximum of 40% of his prorated annual base salary, in accordance with the goals and limitations of such plan. The terms of this plan are incorporated by reference to the Bank’s Form 10-K, filed with the SEC on March 24, 2008. Mr. Teare will be eligible, under the Bank’s 2008 Long-Term Incentive Plan, for a prorated annual incentive payment for 2008, payable in 2011, of a threshold amount of 10% of his prorated annual base salary, up to a maximum of 30% of his prorated annual base salary. The terms of this plan are described in the Bank’s Form 8-K, filed with the SEC on June 18, 2008.

Mr. Teare is an at-will employee. The Bank has not entered into a change in control or other employment agreement with Mr. Teare, but may choose to do so in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2008

FEDERAL HOME LOAN BANK OF INDIANAPOLIS

By:	/s/ MILTON J. MILLER II
Milton J. Miller II
President and Chief Executive Officer

By:	/s/ PAUL J. WEAVER
Paul J. Weaver
Senior Vice President – Chief Accounting Officer

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